Exhibit 10.3
VIA ELECTRONIC DELIVERY

March 4, 2021

Re:    SI-BONE, Inc. Board of Directors

Dear Mika:
    It is my sincere pleasure to invite you to join the Board of Directors (the “Board”) of SI-BONE, Inc. (the “Company”), contingent upon Board approval and effective on March 4, 2021. As a Board member, you will participate in regularly scheduled and special Board meetings, as well as meetings of any committees that you join; meet or otherwise periodically confer with Company executives; and provide such other services as are customary and appropriate for Board and committee members (the “Services”). The Company will reimburse you for reasonable travel and other incidental expenses approved by the Company, so long as you provide the Company with appropriate receipts or other relevant documentation. You are not an employee of the Company and have no authority to obligate the Company by contract or otherwise. You will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to you for taxes. Any taxes shall be solely your responsibility.
A copy of our current Director Compensation Policy is attached as Exhibit A (the “Director Compensation Policy”). In connection with your appointment to the Board and in consideration for the Services, and subject to approval by the Board, you will be granted two Restricted Stock Units. The first will have a grant-date value of approximately $13,041, with the number of shares calculated based on the closing price of shares of our Common Stock on the date of grant, anticipated to be March 4, 2021. These shares represent the prorated portion of our annual Director retainer of $40,000 for the period from March 4, 2021 through June 30, 2021, which the Board elected to receive in shares rather than cash in June 2020 for the period July 1, 2020 through June 30, 2021. These shares will vest on the date of the Company’s annual stockholder meeting, currently scheduled for June 10, 2021, subject to your Continuous Service (as defined in the Company’s equity incentive plan in existence from time to time) until such date. The second RSU will include 8,213 shares of Common Stock of the Company and shall vest quarterly over three years, subject to your Continuous Service on such vesting dates. This second RSU grant represents your new director grant with an approximate value of $200,000, based on a trailing average share price of $24.35, previously determined by the Compensation Committee. In the event of a Change in Control or a Corporate Transaction (each as defined in the Company’s equity incentive plan in existence from time to time), any unvested portion of either RSU will fully vest as of immediately prior to the effective time of such Change in Control or Corporate Transaction, subject to your Continuous Service on the effective date of such transaction.
You will be granted such additional equity awards in the future as shall be determined by the Company’s Compensation Committee and will be eligible to receive such cash retainers paid to directors and committee members, in accordance with the Company’s then-effective director compensation policy. These retainers shall be paid to you in quarterly installments. All compensation is contingent upon your appointment by the Board. Please note that annual refresh
SI-BONE, Inc. • 471 El Camino Real, Suite 101, Santa Clara, CA 95050 U.S.A. • t 408-207-0700 • f 408-557-8312 • www.SI-BONE.com

grants are generally made in June of each year, and, pursuant to guidelines approved by the Compensation Committee, a Director must have been in office by January 1 of that year in order to be eligible.
    In your capacity as a director of the Company, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any former employer or other person or entity to whom you have an obligation of confidentiality. Rather, you will be expected to use only information that is generally known and used by persons with training and experience comparable to your own, that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided by the Company. You acknowledge that as a result of your service as a director you will obtain confidential information relating to or provided by the Company and its affiliates (including but not limited to its stockholders and customers as well as non-public tangible and intangible manifestations regarding patents, copyrights, trademarks, trade secrets, technology, inventions, works of authorship, business plans, data or any other confidential knowledge). During and after your Service with the Company, you shall not use for your benefit or disclose confidential information, knowledge or data relating to or provided by the Company and its affiliates. You agree that any confidential information that you may develop, either alone or jointly with others, or have access to as a result of performing services for the Company is assigned by you to the Company and is the sole property of the Company. Additionally, as a reminder, as a member of the Company’s Board, you will have fiduciary duties to the Company and its stockholders.
    You will be entitled to indemnification for your Services as a Board member in accordance with the Company’s Bylaws and Certificate of Incorporation. In addition, the Company will enter into an Indemnity Agreement with you in substantially the same form as is in place with the other members of the Board.
    This letter, along with the documentation for the Restricted Stock Units referred to herein, constitutes the entire agreement between you and the Company. This agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in a writing signed by a duly authorized officer of the Company. We look forward to your favorable reply and to a productive future relationship.

Sincerely,

SI-BONE, Inc.

/s/ Jeffrey W. Dunn
Jeffrey W. Dunn
Chairman and Chief Executive Officer

Acknowledged and Agreed:
/s/ Mika Nishimura
Mika Nishimura
SI-BONE, Inc. • 471 El Camino Real, Suite 101, Santa Clara, CA 95050 U.S.A. • t 408-207-0700 • f 408-557-8312 • www.SI-BONE.com

SI-BONE, Inc. • 471 El Camino Real, Suite 101, Santa Clara, CA 95050 U.S.A. • t 408-207-0700 • f 408-557-8312 • www.SI-BONE.com

Exhibit A
SI-BONE, Inc.
2020 Non-Employee Directors’ Compensation Policy
Approved by the Board of Directors
December 3, 2020

    Each member of the Board of Directors (the “Board”) who is not also serving as an employee of SI-BONE, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Directors’ Compensation Policy (the “Director Compensation Policy”) for his or her Board service. The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

    Each Eligible Director shall receive the cash compensation described below. The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board (“Committee”) at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash retainer fees are vested upon payment.

1.    Annual Board Service Retainer: payable in restricted stock units as further described under Equity Compensation below (“Annual Retainer RSU Grant”)

2.    Annual Committee Member / Chair Service Retainer:
a.    Member / Chairperson of the Audit Committee: $9,000 / $20,000
b.    Member / Chairperson of the Compensation Committee: $6,000 / $15,000
c.    Member / Chairperson of the N&CG Committee: $5,000 / $10,000

3.    Annual Lead Independent Director Service Retainer:
a.    Lead Independent Director: $27,500

Equity Compensation

    The equity compensation set forth below will be granted under the SI-BONE, Inc. 2018 Equity Incentive Plan (the “Plan”), and will be documented on the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Eligible Directors. Any stock options granted under the Director Compensation Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan). Any RSU grant provided for by this Director Compensation Policy that vests quarterly shall have quarterly vesting dates of March 15, June 15, September 15 and December 15 (the “Quarterly Vesting Dates”), and any RSU Grant that vests annually shall vest on the earlier to occur of the one-year anniversary of the date of grant or the Company’s next Annual General Meeting of its stockholders.

1.    Initial Share Grant: Upon first election to the Board, each Eligible Director will be granted, upon approval by the Board or Compensation Committee of the Board, restricted stock units having a value of $200,000 based on the share price then used by the Company for determination of the number of shares granted in RSU grants (the “Initial RSU Grant”). The Initial RSU Grant will vest quarterly over three years beginning on the Quarterly Vesting Date that follows the date of grant, such that the Initial RSU Grant will be fully vested on the next Quarterly Vesting Date that follows the third anniversary of the Eligible Director’s first election to the Board, subject to the Eligible Director’s Continuous Service on each applicable vesting date. In addition, in the event of a Change in Control or a Corporate Transaction, any unvested portion of the Initial RSU Grant will fully vest and become exercisable as of immediately prior to the effective time of such Change in Control or Corporate Transaction, subject to the Eligible Director’s Continuous Service on the effective date of such transaction.

2.    Annual Retainer RSU Grant: Each Eligible Director shall receive an annual RSU grant having an approximate value of $40,000 based on the most recent closing price of the Company’s shares, which will vest approximately one year from the grant date (the “Annual Retainer Grant”), subject to the Eligible Director’s Continuous Service on each applicable vesting date. In addition, in the event of a Change in Control or a Corporate Transaction, any unvested portion of the Annual Retainer Grant will fully vest and become exercisable as of immediately prior to the effective time of such Change in Control or Corporate Transaction, subject to the Eligible Director’s Continuous Service on the effective date of such transaction.

3.    Additional RSU Grants: The Compensation Committee may review and approve additional equity grants to Eligible Directors on the date of each subsequent annual meeting. Each Eligible Director shall receive an annual RSU grant having an approximate value of $120,000 based on the share price then used by the Company for determination of the number of shares granted in RSU grants, which will vest approximately one year from the grant date (the “Additional Annual RSU Grant”), subject to the Eligible Director’s Continuous Service on each applicable vesting date. In addition, in the event of a Change in Control or a Corporate Transaction, any unvested portion of the Additional Annual RSU Grant will fully vest and become exercisable as of immediately prior to the effective time of such Change in Control or Corporate Transaction, subject to the Eligible Director’s Continuous Service on the effective date of such transaction.
Philosophy
    The Director Compensation Policy is designed to attract and retain experienced, talented individuals to serve on the Board. The Board anticipates that the Board, or a duly authorized committee thereof, will generally review Eligible Director compensation on an annual basis on or about the date of the Company’s Annual General Meeting of its stockholders. The Director Compensation Policy, as amended from time to time, may take into account the time commitment expected of Eligible Directors, best practices and market rates in director compensation, the economic position of the Company, broader economic conditions, historical compensation structure, the advice of the compensation consultant that the Compensation Committee or the Board may retain from time to time, and the potential dilutive effect of equity awards on our stockholders.

    Under the Director Compensation Policy, Eligible Directors receive cash compensation in the form of retainers to recognize their level of responsibility as well as the necessary time commitment involved in serving in a leadership role and/or on Committees. Eligible Directors also receive equity compensation because we believe that stock ownership provides an incentive to act in ways that maximize long-term stockholder value. Further, we believe that stock-based awards are essential to attracting and retaining talented Board members. When stock options are granted, these stock options will have an exercise price at least equal to the Fair Market Value of Common Stock on the date of grant, so that stock options provide a return only if the Fair Market Value appreciates over the period in which the stock option vests and remains exercisable. We believe that the vesting acceleration provided in the case of a Change in Control or other Corporate Transaction is consistent with market practices and is critical to attracting and retaining high quality directors.